Exhibit 99.1

LGL Continues the Evaluation of a Non-Binding Acquisition Proposal;

Announces Pending Expiration of its Warrants August 6, 2018

ORLANDO, FL, July 27, 2018 – The LGL Group, Inc. (NYSE MKT: LGL) (the "Company"), a globally diversified holding company with a history of operations dating back to 1914, today announces that management and its board of directors (“Board”) continue the evaluation of a non-binding proposal from an investment group to acquire for cash the assets of its two principal operating subsidiaries, M-tron Industries, Inc. (“Mtron”) and Precise Time and Frequency, LLC (“PTF,” and together with Mtron, “MtronPTF”).

The Board, in consultation with its legal and financial advisors, is carefully reviewing and evaluating the proposal. The Company cautions shareholders and others considering trading in the Company’s securities that while the proposal submitted by the investment group is actively under consideration by the Board, no decisions have yet been made by the Board with respect to the proposal.  There can be no assurance as to whether a definitive agreement will be executed, the terms thereof, or that any transaction governed thereby will be approved by the Board, consummated, or if consummated, as to the timing thereof.

If a definitive agreement with respect to the proposed purchase of the Company’s MtronPTF assets is executed and consummated, the Company will have disposed of its principal operating businesses, leaving it remaining assets comprised primarily of cash and other liquid investments.  The Company estimates its unaudited pro-forma net cash and investments, after closing of the proposed deal, to be approximately $32 million ($6.75 - $6.80 per share), after taxes and based on the proposed terms contained in the non-binding proposal.  Our tangible book value as of Q1 2018 was approximately $5.20 per share.

The Company previously reported revenues of $5.9 million for Q1 2018 versus $5.6 million for Q1 2017 and ended Q1 2018 with order backlog of $13.3 million versus $10.9 million at the end of Q1 2017.  Executive Chairman and CEO, Michael J. Ferrantino, Sr., stated “our results confirm that the strategy we put in place just over three years ago is working, with increases in new orders and strong backlog leading to the improvement in shipments.”

If a deal is ultimately concluded, the Company’s Board may decide to pursue other strategic alternatives with the transaction proceeds and its balance of cash and investments, which may take the form of potential business acquisitions or combination opportunities. The Company is unable to project in any manner the course of action to be pursued in such circumstances and whether such opportunities will be available; even if such opportunities are available and successfully pursued, the Company thereafter will be subject to future risks and uncertainties associated with such opportunities which are unknown at this time.

Marc Gabelli, the Company’s Non-executive Chairman, stated “We will continue to seek value creation opportunities on behalf of our shareholders, and will be judicious in our pursuit to increase shareholder value.”

Pending Expiration of Warrants

The Company’s 12,981,025 warrants, representing the potential purchase of 519,241 common shares with a strike price of $7.50 per share, are set to expire on August 6, 2018.

Information on the warrants can be found on the company’s web site http://www.lglgroup.com/content/warrant-faq-0

Warrant holders should contact their representative to take appropriate corporate actions.

The warrant dividend was distributed on August 6, 2013 to each holder of the Company's common stock as of the record date July 29, 2013, with each such shareholder receiving five warrants for each share of common stock owned.  The warrants are "European style warrants" and will only be exercisable on the earlier of (x) their expiration date, which is August 6, 2018, and (y) such date that the 30-day volume weighted average price per share, or VWAP, of the Company's common stock is greater than or equal to $15.00. 25 warrants will entitle their holder to purchase one share of the Company's common stock at an exercise price of $7.50.  The warrants were de-listed from trading on the NYSE American, and effective February 25, 2016, the Warrants became available for trading on the over-the-counter market under the symbol “LGLPW.”

About The LGL Group, Inc.

The LGL Group, Inc., through its two principal subsidiaries MtronPTI and PTF, designs, manufactures and markets highly-engineered electronic components used to control the frequency or timing of signals in electronic circuits, and designs high performance frequency and time reference standards that form the basis for timing and synchronization in various applications.

Headquartered in Orlando, Florida, the Company has additional design and manufacturing facilities in Yankton, South Dakota, Wakefield, Massachusetts and Noida, India, with local sales offices in Hong Kong, Sacramento, California and Austin, Texas.

For more information on the Company and its products and services, contact James Tivy at The LGL Group, Inc., 2525 Shader Rd., Orlando, Florida 32804, (407) 298-2000, or visit www.lglgroup.com and www.mtronpti.com.

Caution Concerning Forward Looking Statements

This press release may contain forward-looking statements made in reliance upon the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include all statements that do not relate solely to historical or current facts, and can be identified by the use of words such as “may,” “will,” “expect,” “project,” “estimate,” “anticipate,” “plan,” “believe,” “potential,” “should,” “continue” or the negative versions of those words or other comparable words. These forward-looking statements are not guarantees of future actions or performance. These forward-looking statements are based on information currently available to us and our current plans or expectations, and are subject to a number of uncertainties and risks that could significantly affect current plans, anticipated actions and our future financial condition and results. Certain of these risks and uncertainties are described in greater detail in our filings with the Securities and Exchange Commission. We are under no obligation to (and expressly disclaim any such obligation to) update or alter our forward-looking statements, whether as a result of new information, future events or otherwise.

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Contacts:

Michael Ferrantino, Sr. – mferrantino@lglgroup.com

James Tivy - jtivy@lglgroup.com

The LGL Group, Inc.

(407) 298-2000